                                                EXHIBIT 21
LA-Z-BOY INCORPORATED LIST OF SUBSIDIARIES

Subsidiary	Jurisdictions of Incorporation
ELK Air Partners III, LLC (60%)	Michigan
England, Inc.	Michigan
La-Z-Boy Asia Co., Ltd. (57.2%)	Thailand
La-Z-Boy Canada Limited	Ontario, Canada
La-Z-Boy Canada Retail, Ltd.	Alberta, Canada
La-Z-Boy Casegoods, Inc.	North Carolina
La-Z-Boy Global Limited	Michigan
La-Z-Boy Hong Kong, Limited	Hong Kong
La-Z-Boy Logistics, Inc.	Michigan
La-Z-Boy Muebles, S. de R.L. de C.V.	Mexico
La-Z-Boy (Thailand) Ltd. (51.05%)	Thailand
La-Z-Boy Trading (Dongguan) Company, Limited	People's Republic of China
La-Z-Boy UK, Ltd.	United Kingdom
LZB Carolina Properties, Inc.	Michigan
LZB Finance, Inc.	Michigan
LZB Investments, Inc.	Michigan
LZB Manufacturing, Inc.	Michigan
LZB Retail, Inc.	Michigan
LZBFG of Arizona, Inc.	Michigan
Nest Industries, S.A. de C.V.	Mexico
Stitch Industries Inc.	Delaware

All other subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary and therefore have been omitted from this exhibit